Exhibit 3.17

CERTIFICATE OF FORMATION

OF

RICE OLYMPUS MIDSTREAM LLC

The undersigned, being an authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Act”), hereby certifies, pursuant to Section 18-201(a) of the Act, that:

1.	Name of Limited Liability Company. The name of the limited liability company (the “Company”) is: Rice Olympus Midstream LLC.

2.	Registered Office and Agent. The address of the Company’s registered office in the State of Delaware is: c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name and address of the Company’s registered agent for service of process are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.	Term. The Company is to have perpetual existence, unless sooner dissolved by agreement of the sole member or members of the Company, as the case may be, or by operation of law.

This Certificate of Formation is duly executed and filed pursuant to the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Rice Olympus Midstream LLC this 13th day of May 2013.

/s/ Gray Lisenby
Gray Lisenby
Authorized Signatory